Exhibit 99.1

LINN ENERGY ANNOUNCES FOURTH QUARTER AND
YEAR-END 2010 RESULTS AND 2011 OUTLOOK

HOUSTON, Feb. 24, 2011 – LINN Energy, LLC (NASDAQ: LINE) announced today financial and operating results for the fourth quarter and year ended Dec. 31, 2010, and its outlook for 2011.

The Company reported the following significant fourth quarter and full year 2010 results:

•
Increased average daily production 43 percent for the fourth quarter 2010 to 307 MMcfe/d, compared to 215 MMcfe/d for the fourth quarter 2009; and 22 percent to 265 MMcfe/d for the full year, compared to 218 MMcfe/d in 2009;

•
Increased adjusted EBITDA 55 percent to $221 million for the fourth quarter 2010, compared to $142 million for the fourth quarter 2009; and 29 percent to $732 million for the full year, compared to $566 million in 2009;

•	Increased distribution coverage ratio to 1.34x for the fourth quarter 2010, compared to fourth quarter 2009 of 1.04x; and 1.23x for the full year, compared to 1.14x in 2009; and

•	Delivered adjusted net income of $0.43 per unit for the fourth quarter and $1.54 per unit for the full year.

The Company also reported the following significant 2010 highlights:

•	Increased distribution by 5 percent;

•	Delivered a total unitholder return of more than 45 percent;

•	Increased proved reserves 52 percent to 2.6 Tcfe, compared to 1.7 Tcfe in 2009;

•	Replaced 321 percent of production through organic activities in 2010 at a finding and development cost of $0.79 per Mcfe;

•	Closed approximately $1.4 billion in acquisitions – adding 671 Bcfe of proved reserves;

•	Strengthened balance sheet with undrawn $1.5 billion credit facility and $236 million available cash as of Dec. 31, 2010;

•	Accessed the capital markets through two public equity offerings and two bond offerings that provided net proceeds of approximately $3 billion; and

•
Strengthened its commodity hedge portfolio, with current expected oil and natural gas production hedged approximately 100 percent on an equivalent basis through 2013, 80 percent in 2014 and 50 percent in 2015.

“LINN delivered exceptional performance and growth in 2010,” said Mark E. Ellis, President and Chief Executive Officer.  “We increased our distribution by 5 percent and delivered a total return of more than 45 percent to our unitholders.  The Company grew to an enterprise value of approximately $9 billion – making it one of the top-10 master limited partnerships and top-25 independent oil and gas development companies in the U.S.  This substantial growth was fueled by increased organic production and approximately $1.4 billion in acquisitions.  We believe our strong balance sheet will enable us to continue capitalizing on future acquisition opportunities that, when coupled with significant growth from our organic activities, should provide us with the potential for future distribution increases.”

Operational Highlights

Granite Wash Activity Update

The Company accelerated its drilling program in the fourth quarter 2010 by increasing its operated rig count to four in the Granite Wash.  LINN expects to continue this four-rig program throughout 2011, drilling approximately 35 operated wells and completing two to three wells every month.  Currently, the Company has 10 operated horizontal Granite Wash wells producing, with one of these wells still in the initial flowback stage (see table below).  LINN owns working interests in 11 non-operated horizontal producing wells, and the Company’s participation in additional non-operated wells is expected to increase significantly as activities in this area continue.  The Company has a current net production capacity from the horizontal Granite Wash program of approximately 60 MMcfe/d.

Granite Wash Inventory Update

LINN has expanded its inventory of potential horizontal drilling locations from 100 to more than 200 in the Texas Panhandle portion of the Granite Wash trend, which includes multiple laterals per drill unit.  The Company is currently designing surface locations and production facilities to accommodate multiple lateral targets.  The quality and depth of LINN’s current inventory in this play provide the Company with nearly six years of drilling at current pace in the Texas portion alone.  Near term, LINN will continue to focus its efforts on liquids-rich projects in the Granite Wash.

During fourth quarter 2010, the Company drilled its first horizontal Granite Wash well in Oklahoma.  This well, the Cooprider 1-34H located in Roger Mills County, produced volumes below expectations.  However, LINN’s expansive Oklahoma acreage position is nearly all held by production.  Future development plans will be based on results from our encouraging vertical well recompletion program and industry-wide drilling activities.  Additional evaluation will be necessary to fully realize the ultimate potential of LINN’s Oklahoma acreage.

GRANITE WASH OPERATED ACTIVITY SUMMARY
Well	State	Date of First Production	Gross IP Equivalent (MMcfe/d)*	Status
Tom Puryear 5-28H	Texas	Q1 2010	18.5	Producing
McMahan 22-2H	Texas	Q2 2010	19.4	Producing
Black 50-1H	Texas	Q3 2010	60.2	Producing
Stein 1-3H	Texas	Q3 2010	37.2	Producing
Thomas 5-8H	Texas	Q3 2010	26.2	Producing
Stein 1-2H	Texas	Q4 2010	20.5	Producing
Black 49-1H	Texas	Q1 2011	23.7	Producing
Black 49-3H	Texas	Q1 2011	24.6	Producing
Black 50-2H	Texas	Q1 2011	---	Initial Flowback
Black 49-2H	Texas	Q1 2011	---	Completing
Puryear 28-7H	Texas	Q1 2011	---	Completing
Puryear 28-6H	Texas	Q1 2011	---	Waiting on completion
Thomas 5-9H	Texas	Q1 2011	---	Waiting on completion
Thomas 5-10H	Texas	Q1 2011	---	Waiting on completion
Reed 31-4H	Texas	Q2 2011	---	Waiting on completion
Reed 31-5H	Texas	Q2 2011	---	Waiting on completion

Cooprider 1-34H	Oklahoma	Q4 2010	1.3	Producing
* 24-hour initial test rate

Permian Basin Activity Update

During 2010, LINN expanded its acreage position in the Permian Basin through several acquisitions – adding attractive oil drilling opportunities that have become an important component of the Company’s organic growth program.  The

Company now operates approximately 725 producing wells and produces more than 10,000 Boe/d in the Permian Basin.  In the Wolfberry play, the Company has five rigs operating and expects to drill 130 wells during 2011.  Initial production rates from the Wolfberry trend average over 130 Boe/d, with the highest rate experienced to date of 710 Boe/d.  These Wolfberry projects generate rates-of-return in excess of 50 percent.

Supplemental information on the Company’s financial and operational results can be found under Presentations at www.linnenergy.com.

Reserve Update

LINN increased year-end 2010 proved reserves by 52 percent over year-end 2009 reserves.  As of Dec. 31, 2010, the Company’s estimated proved reserves were 2.6 Tcfe, with 64 percent classified proved developed.  Proved reserves were balanced between liquids and gas with 36 percent oil, 16 percent NGL and 48 percent natural gas.  The standardized measure was approximately $4.2 billion.  The Company estimates the PV-10 (a non-GAAP financial measure) of its proved reserves to be approximately $5.8 billion, based on its oil and natural gas hedge prices for 2011 – 2015 and strip prices as of Dec. 31, 2010, for unhedged volumes (see Schedule 4).

During 2010, LINN drilled 139 wells and completed numerous workover and recompletion projects – demonstrating its ability to grow organically through the addition of 234 Bcfe of proved reserves, primarily from the Granite Wash horizontal drilling program.  The Company spent $245 million on its oil and natural gas capital program.  Finding and development costs were $0.79 per Mcfe and the reserve-replacement ratio was 321 percent, including revisions.  Including acquisitions, the Company achieved a reserve-replacement ratio of approximately 1,014 percent at a reserve-replacement cost of $1.63 per Mcfe.  The Company’s estimated reserves at year-end 2010 were based on the unweighted average of the first-day-of-the-month price for each month of $79.29 per Bbl and $4.38 per Mcf.

Proved Reserves Table (Bcfe)

Proved reserves at Dec. 31, 2009	1,712
Revision of previous estimates due to price	155
Revision of previous estimates	(78)
Purchase of minerals in place	671
Extensions, discoveries and other additions	234
Production	(97)
Proved reserves at Dec. 31, 2010	2,597

2010 Costs Expended Table ($ millions) (a Non-GAAP Financial Measure)*

Oil and natural gas capital costs expended, excluding asset retirement obligation costs	$ 245
Property acquisition capital	$ 1,356
Total costs incurred, excluding asset retirement obligation costs	$ 1,601

*See Schedule 3.

2011 Capital Program

LINN estimates that it will grow production more than 30 percent in 2011.  The Company plans to achieve this growth through a 2011 oil and gas capital program of $480 million, which includes two distinct components.  The first component will focus on drilling high rate-of-return, liquids-focused wells in the Granite Wash and Permian Basin Wolfberry trend.  The second component will focus on low-cost optimization, workover, recompletion and facilities projects across all operational areas.  LINN plans to allocate approximately 50 percent of the capital program to Granite Wash, 35 percent to Permian Wolfberry and 15 percent to developing the rest of its assets.  The Company plans to complete more than 380 of these low-cost projects and drill more than 220 wells during 2011.  Severe winter weather conditions in Oklahoma and Texas during first quarter 2011 led to disruptions to the Company’s production and operations.  However, the disruptions did not impact the productive capacity of LINN’s existing wells.  The Company‘s current production capacity is 330 MMcfe/d and the average production rate for full year 2011 is estimated to be approximately 345 MMcfe/d.

Fourth Quarter 2010 Results

LINN increased production by 43 percent to an average of 307 MMcfe/d in the fourth quarter 2010, compared to 215 MMcfe/d for the fourth quarter 2009.  Production was positively impacted by acquisitions and excellent operating results.

During the fourth quarter 2010, the Company’s hedged realized average price was $91.90 per Bbl.  This equates to an $11.15 per Bbl benefit from its hedge positions over its unhedged realized average price of $80.75 per Bbl.  The hedged realized average price for natural gas was $8.17 per Mcf for the fourth quarter 2010.  This equates to a $4.39 per Mcf benefit from its hedge positions over its unhedged realized average price of $3.78 per Mcf.  Realized average price for NGL production was $41.17 per Bbl for the fourth quarter 2010.

LINN’s distribution coverage ratio was 1.34x for the fourth quarter 2010, compared to 1.04x for the fourth quarter 2009.  The Company increased adjusted EBITDA (a non-GAAP financial measure) by 55 percent to $221 million for the fourth quarter 2010, compared to $142 million for the fourth quarter 2009.

Adjusted EBITDA is a measure used by Company management to evaluate cash flow and the Company’s ability to sustain or increase distributions.  A reconciliation of adjusted EBITDA to income (loss) from continuing operations is provided in this release (see Schedule 1).  The most significant reconciling items are interest expense and noncash items, including the change in fair value of derivatives and depreciation, depletion and amortization.

The Company utilizes commodity hedging to capture cash-flow margin and reduce cash-flow volatility.  The Company reported a loss on derivatives from oil and natural gas hedges of approximately $188 million for the quarter.  This includes $267 million of noncash losses from the change in fair value of hedge positions, due to an increase in commodity prices, and realized hedge gains of $79 million during the fourth quarter.  Noncash gains or losses do not affect adjusted EBITDA, cash flow from operations or the Company’s ability to pay cash distributions.

For the fourth quarter 2010, the Company reported a loss from continuing operations of $244 million, or $1.64 per unit, which includes a noncash loss of $267 million, or $1.80 per unit, from the change in fair value of hedges covering future production, a noncash loss of $39 million, or $0.26 per unit, on impairment of long-lived assets, and a loss of $1 million, or $0.01 per unit, on the sale of assets.  Excluding these items, adjusted net income (a non-GAAP financial measure) for the fourth quarter 2010 was $63 million, or $0.43 per unit, compared to adjusted net income of $53 million, or $0.41 per unit, for the fourth quarter 2009 (see Schedule 2).

Adjusted net income is presented as a measure of the Company’s operational performance from oil and natural gas properties, prior to derivative gains and losses, impairment of goodwill and long-lived assets and (gains) losses on the sale of assets, net, because these items affect the comparability of operating results from period to period.  A reconciliation of adjusted net income to income (loss) from continuing operations is provided in this release (see Schedule 2).

Full-Year 2010 Results

LINN increased year-over-year production by 22 percent to 265 MMcfe/d in 2010, compared to 218 MMcfe/d in 2009.  Production was positively impacted by acquisitions and excellent operating results.

For 2010, the Company’s hedged realized average price for oil was $94.71 per Bbl.  This equates to a $19.55 per Bbl benefit from its hedge positions over its unhedged realized average price of $75.16 per Bbl.  The hedged realized average price for natural gas was $8.52 per Mcf for 2010.  This equates to a $4.28 per Mcf benefit from its hedge positions over its unhedged realized average price of $4.24 per Mcf.  Realized average price for NGL production was $39.14 per Bbl for 2010.

The distribution coverage ratio was 1.23x for 2010, compared to 1.14x for full-year 2009.  Adjusted EBITDA increased by 29 percent to $732 million in 2009, compared to $566 million in 2009.

For 2010, the Company reported a loss from continuing operations of $114 million, or $0.80 per unit, which includes a noncash loss of $232 million, or $1.63 per unit, from the change in fair value of hedges covering future production, a realized loss of $124 million, or $0.87 per unit, from hedge cancellations, a noncash loss of $39 million, or $0.27 per unit, from impairment of long-lived assets, a loss of $3 million, or $0.02 per unit, from the sale of assets, and a noncash gain of $64 million, or $0.45 per unit, on interest rate hedges.  Excluding these items, adjusted net income for 2010 was $219 million, or $1.54 per unit, compared to $207 million, or $1.73 per unit, for 2009 (see Schedule 2).

Financial Update

During 2010, the Company accessed the capital markets through two public equity offerings and two bond offerings that provided net proceeds of approximately $3 billion in order to pay down the senior secured credit facility and fund the approximately $1.4 billion in acquisitions closed in 2010.  The Company completed a $431 million public equity offering in March 2010 and a $1.3 billion bond offering in April 2010.  The Company also completed a $1 billion bond offering in September 2010 and a $413 million public equity offering in December 2010.  These offerings positioned the Company with the financial flexibility to continue pursuing its acquisition growth strategy.  The Company reaffirmed its $1.5 billion senior secured credit facility borrowing base in both April and October 2010.  The credit facility is currently undrawn.

The Company expanded its hedge positions for 2011 through 2015 during the third quarter 2010.  Based on current production estimates, the Company is approximately 100 percent hedged on a natural gas and oil equivalent basis through 2013, 80 percent for 2014 and 50 percent for 2015.  For 2011, the Company is hedged at a weighted average oil price of $84.09 per Bbl and a weighted average natural gas price of $8.24 per Mcf.

Cash Distributions

On January 28, 2011, the Company’s Board of Directors declared a quarterly cash distribution of $0.66 per unit, or $2.64 per unit on an annualized basis, with respect to the fourth quarter 2010.  The distribution was paid Feb. 14, 2011, to unitholders of record as of the close of business Feb. 7, 2011.

Annual Report on Form 10-K

The Company plans to file its Annual Report on Form 10-K for the year-ended Dec. 31, 2010, with the Securities and Exchange Commission Feb. 28, 2011.

Conference Call and Webcast

As previously announced, management will host a teleconference call Feb. 24, 2011, at 10 a.m. Central/11 a.m. Eastern to discuss LINN Energy’s fourth quarter 2010 results and its outlook for 2011.  Prepared remarks by Mark E. Ellis, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer period.

Investors and analysts are invited to participate in the call by phone at (877) 224-9081 (Conference ID: 44957938) or via the internet at www.linnenergy.com.  A replay of the call will be available on the Company’s website or by phone at (800) 642-1687 (Conference ID: 44957938) for a seven-day period following the call.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted EBITDA” in this press release (see Schedule 1).

Adjusted net income is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted Net Income” in this press release (see Schedule 2).

The methods used by the Company to calculate finding and development cost and reserve-replacement ratio may differ from methods used by other companies to compute similar measures.  As a result, the Company’s measures may not be comparable to similar measures provided by other companies (see Schedule 3).

PV-10 is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of PV-10” in this press release (see Schedule 4).

ABOUT LINN ENERGY

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets.  LINN Energy is a top-25 U.S. independent oil and natural gas development company, with approximately 2.6 Tcfe of proved reserves in producing U.S. basins as of Dec. 31, 2010.  More information about LINN Energy is available at www.linnenergy.com.

This press release includes “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.  See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	LINN Energy, LLC

Investors:
Clay Jeansonne, Vice President – Investor Relations
281-840-4193

Media:
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183

The financial summary follows; all amounts within are unaudited.

Schedule 1
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

Adjusted EBITDA

Adjusted EBITDA (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies.  Therefore, adjusted EBITDA should be considered in conjunction with income from continuing operations and other performance measures prepared in accordance with GAAP, such as operating income or cash flow from operating activities.  Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

The Company defines adjusted EBITDA as income (loss) from continuing operations plus the following adjustments:

•	Net operating cash flow from acquisitions and divestitures, effective date through closing date;
•	Interest expense;
•	Depreciation, depletion and amortization;
•	Impairment of goodwill and long-lived assets;
•	Write-off of deferred financing fees and other;
•	(Gains) losses on sale of assets and other, net;
•	Provision for legal matters;
•	Unrealized (gains) losses on commodity derivatives;
•	Unrealized (gains) losses on interest rate derivatives;
•	Realized (gains) losses on interest rate derivatives;
•	Realized (gains) losses on canceled derivatives;
•	Unit-based compensation expenses;
•	Exploration costs; and
•	Income tax (benefit) expense.

Adjusted EBITDA is a measure used by Company management to indicate (prior to the establishment of any reserves by its Board of Directors) the cash distributions the Company expects to make to its unitholders.  Adjusted EBITDA is also a quantitative measure used throughout the investment community with respect to publicly-traded partnerships and limited liability companies.

Schedule 1 – Continued
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

The following presents a reconciliation of loss from continuing operations to adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(in thousands)

Loss from continuing operations	$(243,527)	$(65,965)	$(114,288)	$(295,841)
Plus:
Net operating cash flow from acquisitions and divestitures, effective date through closing date	20,129	115	42,846	3,708
Interest expense, cash	73,873	23,195	129,691	74,185
Interest expense, noncash	(7,482)	3,810	63,819	18,516
Depreciation, depletion and amortization	68,918	49,848	238,532	201,782
Impairment of goodwill and long-lived assets	38,600	—	38,600	—
Write-off of deferred financing fees and other	—	—	2,076	204
(Gains) losses on sale of assets and other, net	1,062	239	3,008	(23,051)
Provision for legal matters	(638)	―	4,362	―
Unrealized losses on commodity derivatives	267,102	128,652	232,376	591,379
Unrealized gains on interest rate derivatives	—	(10,261)	(63,978)	(16,588)
Realized losses on interest rate derivatives	—	11,252	8,021	42,881
Realized (gains) losses on canceled derivatives	—	—	123,865	(48,977)
Unit-based compensation expenses	3,246	3,616	13,792	15,089
Exploration costs	871	2,544	5,168	7,169
Income tax (benefit) expense	(1,469)	(4,600)	4,241	(4,221)
Adjusted EBITDA from continuing operations	$220,685	$142,445	$732,131	$566,235

The following presents a reconciliation of net cash provided by operating activities to adjusted EBITDA:

Net cash provided by operating activities for the three months ended December 31, 2010, was approximately $87 million and includes cash interest payments of approximately $73 million, premiums paid for commodity derivatives of approximately $29 million and other items totaling approximately $32 million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the three months ended December 31, 2009, was approximately $97 million and includes cash interest payments of approximately $23 million, cash settlements on interest rate derivatives of approximately $11 million and other items totaling approximately $11 million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the year ended December 31, 2010, was approximately $271 million and includes cash interest payments of approximately $129 million, premiums paid for commodity derivatives of approximately $120 million, cash settlements on interest rate derivatives of approximately $11 million, realized losses on canceled derivatives of approximately $124 million and other items totaling approximately $77 million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the year ended December 31, 2009, was approximately $427 million and includes cash interest payments of approximately $74 million, premiums paid for commodity derivatives of approximately $94 million, cash settlements on interest rate derivatives of approximately $42 million, realized gains on canceled derivatives of approximately $(49) million and other items totaling approximately $(22) million that are not included in adjusted EBITDA.

Schedule 2
LINN Energy, LLC
Explanation and Reconciliation of Adjusted Net Income

Adjusted Net Income

Adjusted net income (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies.  Therefore, adjusted net income should be considered in conjunction with net income from continuing operations and other performance measures prepared in accordance with GAAP.  Adjusted net income should not be considered in isolation or as a substitute for GAAP measures, such as net income or any other GAAP measure of liquidity or financial performance.  Adjusted net income is a performance measure used by management to evaluate the Company’s operational performance from oil and natural gas properties, prior to unrealized (gains) losses on derivatives, realized (gains) losses on canceled derivatives, impairment of goodwill and long-lived assets and (gains) losses on sale of assets, net.

The following presents a reconciliation of loss from continuing operations to adjusted net income:

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(in thousands, except per unit amounts)

Loss from continuing operations	$(243,527)	$(65,965)	$(114,288)	$(295,841)
Plus:
Unrealized losses on commodity derivatives	267,102	128,652	232,376	591,379
Unrealized gains on interest rate derivatives	―	(10,261)	(63,978)	(16,588)
Realized (gains) losses on canceled derivatives	―	―	123,865	(48,977)
Impairment of goodwill and long-lived assets	38,600	―	38,600	―
(Gains) losses on sale of assets, net	1,015	239	2,914	(23,051)
Adjusted net income from continuing operations	$63,190	$52,665	$219,489	$206,922

Loss from continuing operations per unit – basic	$(1.64)	$(0.52)	$(0.80)	$(2.48)
Plus, per unit:
Unrealized losses on commodity derivatives	1.80	1.01	1.63	4.95
Unrealized gains on interest rate derivatives	―	(0.08)	(0.45)	(0.14)
Realized (gains) losses on canceled derivatives	―	―	0.87	(0.41)
Impairment of goodwill and long-lived assets	0.26	―	0.27	―
(Gains) losses on sale of assets, net	0.01	―	0.02	(0.19)
Adjusted net income from continuing operations per unit – basic	$0.43	$0.41	$1.54	$1.73

Schedule 3
LINN Energy, LLC
Reserve Replacement Metrics

Reserve Replacement Metrics

The reserve replacement metrics provided herein are non-GAAP financial measures.  The methods used by the Company to calculate reserve replacement cost and finding and development cost may differ from methods used by other companies to compute similar measures.  As a result, the Company’s measures may not be comparable to similar measures provided by other companies.  The Company believes that providing such measures is useful in evaluating the cost to add proved reserves; however, these measures should not be considered in isolation or as a substitute for GAAP measures, such as costs incurred in oil and natural gas property acquisition and development, contained in the Company’s financial statements prepared in accordance with GAAP.  The following presents the calculations of reserve replacement cost and finding and development cost:

	Year Ended December 31,
	2010	2009

Costs incurred (in thousands):
Costs incurred in oil and natural gas property acquisition, exploration and development	$1,602,086	$258,105
Less:
Asset retirement obligation costs	(748)	(371)
Property acquisition costs	(1,356,430)	(115,929)
Oil and natural gas capital costs expended, excluding acquisitions	$244,908	$141,805

Reserve data (MMcfe):
Purchase of minerals in place	671,146	61,684
Extensions, discoveries and other additions	234,324	50,416
Add:
Revisions of previous estimates	76,281	19,280
Annual additions	981,751	131,380
Less:
Purchase of minerals in place	(671,146)	(61,684)
Annual additions, excluding acquisitions	310,605	69,696

Annual production (MMcfe)	96,827	79,580

Reserve replacement metrics:
Reserve replacement cost per Mcfe (1)	$1.63	$1.96
Reserve replacement ratio (2)	1,014%	165%
Finding and development cost from the drillbit per Mcfe (3)	$0.79	$2.03
Drillbit reserve replacement ratio (4)	321%	88%

(1)	(Oil and natural gas capital costs expended) divided by (Annual additions)

(2)	(Annual additions) divided by (Annual production)

(3)	(Oil and natural gas capital costs expended, excluding acquisitions) divided by (Annual additions, excluding acquisitions)

(4)	(Annual additions, excluding acquisitions) divided by (Annual production)

Schedule 4
LINN Energy, LLC
Explanation and Reconciliation of PV-10

PV-10

PV-10 represents the present value, discounted at 10% per year, of estimated future net revenues.  The Company’s calculation of PV-10 differs from the standardized measure of discounted future net cash flows determined in accordance with the rules and regulations of the Securities and Exchange Commission in that it is presented including the impacts of its oil and natural gas hedge values for 2011-2015 and strip prices as of December 31, 2010, rather than the average price during the 12-month period, determined as an unweighted average of the first-day-of-the-month price for each month, and without giving effect to derivatives.  The Company calculates PV-10 value in this manner because such a large percentage of the Company’s forecasted oil and natural gas production is hedged for multiple-year periods, and management therefore believes that its PV-10 calculation more accurately reflects the value of its estimated future net revenues.  The information used to calculate PV-10 is not derived directly from data determined in accordance with the provisions of applicable accounting standards.  The Company’s calculation of PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows determined in accordance with the rules and regulations of the Securities and Exchange Commission.  The following presents a reconciliation of standardized measure of discounted future net cash flows to the Company’s calculation of PV-10 at December 31, 2010 (in millions):

Standardized measure of discounted future net cash flows	$4,224
Plus: Difference due to oil and natural gas hedge prices and strip prices for unhedged volumes	1,577
PV-10	$5,801

Supplemental information on the Company’s financial and operational results can be found under Presentations at www.linnenergy.com.